UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2015 (May 11, 2015)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 11, 2015, Alcoa Inc. (“Alcoa”) announced that its majority-owned subsidiary, Alcoa of Australia Limited (AofA), will permanently close the Anglesea coal mine and power station on August 31, 2015. The Anglesea power station previously supplied approximately 40 percent of the power needs for the Point Henry smelter, which AofA closed in August 2014. Since that time, the Anglesea power station has been operating as an independent supplier to the National Electricity Market while AofA conducted a sale process for the site. The decision to permanently close the Anglesea coal mine and power station was based on the following factors: the sale process did not result in a sale; and there would be imminent operating costs and financial constraints related to this site in the remainder of 2015 and beyond, including significant costs to source coal from available resources, necessary maintenance costs, and a depressed outlook for forward electricity prices. Demolition and remediation activities related to this action will begin in the second half of 2015 and are expected to be completed by the end of 2020.

As a result of this decision, AofA expects to record restructuring-related charges between $65 million and $75 million (Alcoa’s share is $30 million and $35 million after-tax and noncontrolling interest, or $0.02 and $0.03 per diluted share) in 2015, of which approximately 80 percent is expected to be recorded in the second quarter. These charges include approximately $40 million to $45 million for asset retirement obligations and environmental remediation resulting from the decision to permanently close and demolish this facility and the related mine rehabilitation, $20 million to $25 million for employee-related costs, and $5 million for other related costs. Of these charges, approximately $65 million to $70 million will result in future cash outlays, including $30 million to $35 million in 2015.

Amounts related to this action are still being finalized. Additional details will be provided in Alcoa’s Form 10-Q for the quarterly period ended June 30, 2015. Also, it is possible that charges in addition to those described above may be recognized in future periods.

AofA is 60 percent owned by Alcoa Inc. and 40 percent owned by Alumina Limited. AofA owns and operates two bauxite mines and three alumina refineries in Western Australia, and the Portland Aluminum smelter (holding a 55 percent share) and Anglesea coal mine and power station in Victoria.

Forward-Looking Statements

This report contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” “will likely result,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, anticipated financial results or operating performance, the expected timing for completing the closure of the Anglesea coal mine and power station, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause Alcoa’s actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) the inability to complete the closure, demolition and/or remediation activities relating to the Anglesea coal mine and power station in Australia as planned or within the time periods anticipated, whether due to changes in regulations, technology or other factors; (b) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (c) the other risk factors disclosed in Part I, Item 1A of Alcoa’s Form 10-K for the year ended December 31, 2014, as well as other reports filed with the Securities and Exchange Commission. Alcoa disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Audrey Strauss
Audrey Strauss
Executive Vice President, Chief Legal Officer and Secretary

Dated: May 13, 2015

4